Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Rivian Automotive, LLC, a Delaware limited liability company (the “Company”), and Ryan Green, an individual (“Executive”), on April 24, 2018 (the “Effective Date”).

RECITALS

WHEREAS, the Company is developing electric and autonomous vehicles for production and sale and a complementary ecosystem related to the ownership and/or use of such vehicles (the “Business”);

WHEREAS, the Company requires the services of a qualified executive to provide various services in connection with its operation of the Business;

WHEREAS, Executive has the necessary expertise and experience to provide services of the type required herein to the Company;

WHEREAS, on February 5, 2018 (the “Employment Start Date”), the Executive was hired by the Company to serve as the Chief Financial Officer of the Company; and

WHEREAS, the Company desires to have Executive perform such services and Executive has agreed to do so upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and representations set forth herein, the Company and Executive agree as follows.

AGREEMENT

1. Employment and Duties. Effective as of the Employment Start Date, the Company has employed and shall employ Executive as its Chief Financial Officer on an “at-will” basis. Executive’s duties shall be to serve in such role for the Company and perform the duties assigned to Executive in such capacity by the chief executive officer of the Company (the “Company CEO”), including serving as an officer, director and/or manager for the Company’s parent company, Rivian Automotive, Inc. (“Parent”) and other Affiliates of the Company. Executive shall report to the Company CEO. Executive shall devote his full professional time and attention to achieving the purposes and discharging the responsibilities as set forth above. Executive shall perform all of Executive’s responsibilities in compliance with all applicable laws. Either party may terminate Executive’s employment with the Company at any time and for any reason or for no reason at all.

2. Term of Agreement.

(a) Term. This Agreement shall begin on the Effective Date and shall terminate on the date that Executive’s employment with the Company is terminated by either party.

(b) Termination for Cause. The Company may terminate Executive’s employment for Cause immediately upon written notice, which notice shall state the reasons for such termination; provided, that, prior to such termination, the Company shall provide Executive with written notice, within thirty (30) days of its discovery of conduct it asserts constitutes Cause, and a reasonable opportunity to cure (which does not in any event have to be longer than thirty (30) days), to the extent curable. For purposes hereof, “Cause” means:

(i) Executive’s breach of any provision of this Agreement in any material respect;

(ii) Executive’s theft, material dishonesty, willful misconduct, breach of fiduciary duty, or falsification of any documents or records of the Company or any Affiliate thereof (including Parent);

(iii) Executive’s failure to abide, in a material manner, with a written code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company;

(iv) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any Affiliate thereof (including Parent), including, without limitation, Executive’s improper use or disclosure of confidential or proprietary information of the Company or any Affiliate thereof (including Parent); provided, that the foregoing shall not apply to any particular corporate opportunity with respect to which the Company and/or any Affiliate thereof (including Parent), as applicable, has renounced any expectancy and/or waived any claims in writing. Executive’s taking of copies of documents, or electronic sending of documents to Executive’s personal electronic mail address, solely for Company use, and in compliance with the confidentiality and use restrictions set forth herein, shall not constitute unauthorized use, misappropriation, destruction or diversion of a tangible or intangible asset or corporate opportunity of the Company or any Affiliate thereof;

(v) any act by Executive (other than his good faith execution of his duties to the Company or an Affiliate thereof as set forth herein) which has a material detrimental effect on the reputation or business of the Company or any Affiliate thereof (including Parent); or

(vi) Executive’s gross or intentional failure to perform any reasonable assigned duties.

The parties agree that (1) any action or omission set forth in clause (ii) is not curable and (2) whether an act or omission set forth in any other clause above is curable is dependent on the facts and circumstances of such act or omission.

(c) Termination Upon Death or Disability and Pro-Ration for Disability.

(i) Executive’s employment by the Company will terminate immediately and without notice upon the death of Executive.

(ii) Executive’s employment may be terminated by the Company, in its sole discretion, at any time upon or following a determination that Executive has become disabled (as defined below). For purposes of this Agreement, “disabled” or “disability” means the incapacity or inability of Executive, whether due to accident, sickness or otherwise, as determined by a medical doctor selected by Executive and acceptable to the Company CEO (such selection by Executive and acceptance by the Company CEO not be unreasonably withheld or delayed) and confirmed in writing by such doctor, to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Company or any of its Affiliates shall be required) either for (A) ninety (90) consecutive business days or (B) one hundred eighty (180) business days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive calendar days.

(iii) If Executive would otherwise be determined to be disabled but for the fact that the number of days on which he is unable to perform the essential functions of Executive’s position under this Agreement is at least forty-five (45) days (whether or not consecutive) during a period of ninety (90) consecutive days (but not such number as would permit the Company to terminate Executive’s employment pursuant to clause (ii) above), or at the Company’s option in its sole discretion upon and following a determination of Executive’s disability (as defined above), Executive’s employment shall not be terminated; provided, that in such event all compensation and benefits payable to Executive hereunder (including, but not limited to, Base Salary) shall be pro-rated based on the number of days on which Executive is able to perform the essential functions of his position under this Agreement.

(d) Termination by Executive for Good Reason. If the Company (x) materially diminishes or adversely alters Executive’s title or duties, (y) requires Executive to spend a significant amount of his working time engaged in tasks of a menial nature that the Company CEO does not also do himself for a commensurate amount of the Company CEO’s working time, and/or (z) in any other way materially breaches its obligations to Executive, Executive may terminate his employment for “Good Reason,” which shall be the equivalent of a termination by the Company without Cause; provided, however, that, prior to such termination, Executive shall provide the Company with written notice, within thirty (30) days of Executive’s discovery of the facts allegedly constituting Good Reason, and a reasonable opportunity to cure (which does not in any event have to be longer than thirty (30) days), to the extent curable. Notwithstanding anything herein to the contrary, Executive shall not terminate his employment for “Good Reason” (nor provide the notice contemplated in the preceding proviso) during any cure period set forth in Section 2(b), except with respect to a Good Reason event that occurs during such cure period and is unrelated to the Cause event under Section 2(b).

(e) Effects of Termination.

(i) Upon termination of Executive’s employment for any reason other than for Cause pursuant to Section 2(b), Executive, his estate or his heirs (as applicable) shall be entitled to receive Executive’s then-current Base Salary (as defined below) that has accrued through the date of termination, in each case which shall be paid no later than ninety (90) days after the termination takes place (provided that if the ninety (90) day period crosses two calendar years, neither Executive nor his estate or heirs will have a right to designate the calendar year of payment), and any benefits required to be made available to Executive under the Executive Retirement Income Security Act of 1974, as amended, and to disability benefits if applicable. Except as provided below in the remainder of this Section 2(e), all other compensation, payments and unvested benefits shall cease on the termination date. For the sake of clarity, if Executive’s employment is terminated for Cause pursuant to Section 2(b), Executive shall, to the extent not otherwise prohibited by applicable local law, not be entitled to receive any compensation, payments or benefits that have not then been paid by the Company as of the termination date.

(ii) In addition to the compensation set forth in Section 2(e)(i) above, in the event of (x) the termination of Executive’s employment by the Company other than for Cause or (y) the termination of Executive’s employment by Executive for Good Reason, the Company shall (1) pay to Executive a cash severance in an aggregate amount equal to six (6) months of the then-current Base Salary (the “Severance Amount”) and (2) continue to provide to Executive for six (6) months following termination all Program Benefits (as defined below), or the cash amount paid by the Company in respect thereof in the event that the Company’s policies do not allow direct provision of such benefits, that had been provided to Executive immediately prior to termination. The Severance Amount shall be payable pro rata over six (6) months in accordance with the Company’s usual payroll practices starting on the first payroll date that is not less than thirty (30) days after the date of termination (or such later date on which the general release of claims described in Section 2(e)(v) becomes effective).

(iii) In the event of (x) the termination of Executive’s employment by the Company for Cause or (y) the termination of Executive’s employment by Executive other than for Good Reason, in either case prior to the one (1) year anniversary of the Employment Start Date, Executive shall, promptly, and in any event no later than ten (10) days, following the date of such termination, repay the Signing Bonus (as defined below) back to the Company.

(iv) Termination of this Agreement shall not relieve either party from liability for any breach hereof or failure to perform hereunder.

(v) Receipt of benefits pursuant to this Section 2 will be in lieu of all other amounts payable by the Company to Executive and in settlement and complete release of all claims Executive may have against the Company, its Affiliates (including Parent) or their respective directors, managers, officers, or equity holders, other than those arising out of the benefits due and payable under this Agreement and Executive’s rights under this Agreement. Executive acknowledges and agrees that execution and non-revocation by him of a general release of claims by Executive in a form reasonably acceptable to the Company, which the Company shall provide within ten (10) days of termination of Executive’s employment with the Company and shall not contain any restrictive covenants or other obligations different than those to which Executive has already agreed, will be a condition precedent to the Company’s obligation to pay compensation and benefits hereunder.

3. Compensation; Reimbursable Expenses; Benefits. For the duration of Executive’s employment hereunder, Executive shall be entitled to compensation and benefits (in each case at the times and in the forms set forth herein) as provided in this Section 3.

(a) Base Salary. The Company shall pay Executive a cash base salary (“Base Salary”) at an annual rate of $325,000, payable in accordance with the Company’s standard payroll practices, pro-rated as necessary in the event that Executive is not employed for any part of the applicable pay period. The Company shall perform an annual review of Executive’s Base Salary based on Executive’s performance, performance objectives and the Company’s other compensation policies. Executive’s Base Salary may be increased (but may never be decreased) on an annual basis pursuant to such annual review.

(b) Annual Performance-Based Compensation. Executive is eligible to receive an annual performance bonus based upon criteria reasonably determined by the Company CEO and presented to Executive prior to the commencement of each calendar year. Each year, Executive’s target bonus opportunity will be $125,000, with $62,500 tied to Company-wide objectives and the other $62,500 tied to individual objectives. Notwithstanding anything herein to the contrary, for calendar year 2018, fifty percent (50%) of the target bonus opportunity (i.e., $62,500) is guaranteed and shall not be subject to any thresholds or requirements. Any annual bonus with respect to a particular year will be paid within two and one-half months following the end of such year.

(c) Discretionary Performance-Based Compensation. The Company may also pay Executive one or more discretionary performance-based bonuses (in cash and/or equity) if the Company CEO determines in his sole discretion that Executive is entitled to receive one or more discretionary performance based bonuses for service rendered during any period of the Executive’s employment (and based upon such factors as the Company CEO deems appropriate in his sole discretion, including, by way of example only, Executive’s individual performance and revenue generation and the Company’s aggregate revenue generation and financial results). Any such bonus, if so approved by the Company CEO, shall (i) be in an amount and in such form (i.e., cash or equity) as determined by the Company CEO in his sole discretion and (ii) be paid to Executive as and when determined by the Company CEO in his sole discretion, but in no event later than March 15 of the calendar year following the year in which such bonus is earned.

(d) Benefits and Vacation. Executive shall be eligible to participate in all benefit programs, if any, established by the Company, such as medical, pension, disability and life insurance plans, that are generally applicable to personnel holding an equivalent executive level within the Company as Executive, on a basis commensurate with Executive’s position and in accordance with the Company’s policies from time to time (the “Program Benefits”). Without limiting the foregoing, Executive shall be entitled to take a reasonable amount of paid vacation leave during each calendar year of Executive’s employment, provided such vacation leave does not materially and negatively impact (i) Executive’s performance of his duties to the Company or (ii) the operations of the Company.

(e) Reimbursement of Expenses. The Company shall reimburse Executive for (or advance to Executive, if and to the extent that advancement of expenses is provided to employees under the Company’s written policies) all out-of-pocket expenses that (i) are reasonably incurred by him in the course of his employment and (ii) are accompanied by reasonably detailed expense statements, receipts, vouchers or other supporting information; provided, that any expense in excess of five thousand dollars ($5,000) must be specifically approved in writing by the Company CEO prior to the incurrence of such expense (such approved out-of-pocket expenses, collectively, “Reimbursable Expenses”). Reimbursable Expenses must be submitted by Executive within thirty (30) days of their incurrence and shall be reimbursed by the Company within sixty (60) days of submission, but in no event later than March 15 of the year following the year in which they were incurred.

(f) Relocation. In the event of Executive’s move to a mutually agreed Company location, the Company shall provide relocation assistance to Executive in accordance with the Company’s relocation expense policy. Such relocation assistance shall include a full-serve household goods move (inclusive of packing, transport and unpacking), airfare, a house-hunting stipend (if requested by Executive), and a lump-sum payment of $2,000 to cover any remaining incidentals. In the event that Executive terminates his employment without Good Reason, or if the Company terminates Executive’s employment for Cause, in either case prior to the one (1) year anniversary of the Employment Start Date, Executive shall, promptly, and in any event no later than ten (10) days, following the date of such termination, reimburse the Company for all amounts paid to Executive pursuant to this Section 3(g)

4. Representations and Warranties. Executive hereby represents, warrants and agrees that:

(a) Executive is under no restriction, limitation, obligation from or to any current or previous employer, whether contractual or otherwise, including, but not limited to, a non-competition, non-solicitation, confidentiality, or similar agreement or arrangement, that would prevent the fulfillment of, or conflict with the complete performance of, Executive’s duties under and in accordance with the terms of this Agreement, and Executive will not agree with any third party to any such restriction, limitation or obligation during the term of Executive’s employment hereunder.

(b) The performance of Executive’s duties hereunder shall not violate any law, regulation, order or decree of any government or judicial body or any contract by which Executive is bound.

(c) Executive has not relied upon the Company or its equity holders, or any of their respective counsel or advisors, for any legal, financial and/or tax advice in connection with the negotiation, formation and execution of this Agreement.

5. Confidential Information. All Confidential Information (as defined in the Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit A (the “Non-Disclosure Agreement”)) learned or obtained by Executive in the course of his employment shall be governed by the terms of the Non-Disclosure Agreement, which is incorporated herein by reference as if fully set forth herein.

6. Non-Competition; Non-Solicitation; No Hire. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and the sensitivity of the Company’s trade secrets to which he will have access, and accordingly agrees as follows:

(a) Non-Competition. During his employment by the Company and for a period of six (6) months thereafter in case of termination for Cause, resignation by Executive without Good Reason or Disability (the “Restricted Period”), Executive shall not, directly or indirectly: (i) own, manage, operate, control, finance, or participate in the ownership, management, operation, control, or financing of, render financial assistance to, or be connected, as an officer, director, partner, or principal, with any Competing Business (as defined below); (ii) be employed (or retained as a consultant, advisor or independent contractor) by a Competing Business; (iii) recruit or hire any employee of the Company or otherwise attempt to solicit or induce any employee to leave the employment of the Company, or interfere in any way with the Company’s business relationship with any vendor, independent contractor, or other party with whom the Company engages in business; or (iv) call, solicit, take away, sell services to, canvass, or interfere with any customer of the Company with whom Executive had contact in his capacity as an employee of the Company, where the purpose of such contact with the customer of the Company may be to, directly or indirectly, have that customer choose not to do business with the Company, cease to do business with the Company, or do business with a Person that competes with the Company. The prohibitions in this Section 6(a) also apply to prospective customers of the Company whose status as a prospective customer became known to Executive during his employment with the Company.

(b) Ownership of Public Shares. Nothing in this Section shall prohibit Executive from owning passive interests of less than two percent (2%) in any corporation with publicly-traded securities.

(c) Definition. The Parties acknowledge and agree that, for purposes of this Section 6, “Competing Business” shall mean a business engaged in or planning to be engaged in the development, marketing or sale of products and services similar to those provided by or intended to be provided by the Company.

(d) Geographical Restriction. Executive acknowledges that the restrictions set forth in this Section 6 apply worldwide. Executive further acknowledges that the Company’s business and business plans reach worldwide, and it would be impossible to craft restrictive covenants with a narrower geographical limitation that would adequately protect the Company’s legitimate interests. The Company does not operate as a traditional “bricks and mortar” business with operations in a limited geographic area, and is developing products that can be developed anywhere in the world, and competition against it can be conducted from anywhere.

(e) Tolling. The Restricted Period hereunder shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 6.

(f) Modifications. In the event that any of the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in the relevant jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(g) Application of California Law. The parties acknowledge and agree that they intend at all times to comply with applicable laws. Therefore, in the event Executive moves to California and renders services to the Company from there (or any other state in which any of the preceding restrictive covenants would be unenforceable) the non-competition and non-solicitation of customers provisions set forth in Sections 6(a)(i), 6(a)(ii) and 6(a)(iv) shall be deemed null and void, while all remaining provisions of this Agreement shall continue with full force and effect.

7. Assignment of Work Product. Executive agrees that all information, marketing or business plans and strategies, processes, formulae, inventions, reports, studies, plans, analyses, data, ideas and any other materials used or useful in any aspect of the services or products offered or contemplated to be offered by the Company or any of its Affiliates, devised, conceived, made, developed, obtained or created, in whole or in part, by Executive in the course of his employment, or in anticipation of his employment, with the Company, and any other information or materials relating to the Company or its Affiliates and prepared by Executive during the course of his employment or in anticipation of his employment (collectively the “Work Product”) shall be considered a “work-made-for-hire” and Executive shall assign and transfer and hereby assigns and transfers all of his right, title and interest in and to such Work Product to the Company. The parties understand and agree that all Work Product shall be deemed “works made for hire” within the meaning of United States federal and state laws and any other applicable laws. Executive hereby agrees that he shall take all action necessary to effect the assignment set forth in this Section 7 and to execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain copyrights or patents of the United States or any foreign country. Immediately upon the termination of this Agreement, Executive shall deliver to the Company all papers, documents and any other materials, data or information regardless of form or medium, containing or constituting Work Product or that relates to, or was made available in connection with, Executive’s employment by the Company.

8. Insurance and Indemnification. The Company agrees to maintain during the term of Executive’s employment with the Company a policy or policies of directors and officers liability insurance having premiums, coverage and liability limits, and other terms that are commercially reasonable and generally consistent with prevailing practices in the industry. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than any Proceeding initiated by the Executive or the Company (or an Affiliate thereof) arising out of or related to this

Agreement or Executive’s employment hereunder) by reason of the fact that Executive is or was providing duties as set forth herein to the Company and/or an Affiliate thereof, Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer of the Company from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

9. Equity Award. The parties acknowledge that Parent issued to Executive options to acquire 3,500 shares of common stock in Parent in conjunction with the commencement of Executive’s employment with the Company. The terms of such equity grant are set forth in an award agreement executed by Executive and Parent. Executive’s rights and obligations with respect to such equity are subject to the constitutive documents of Parent and the employee equity plan under which such equity was issued.

10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by overnight courier service (such as Federal Express), certified U.S. mail (with proof of delivery and receipt) or electronic mail to the respective party at the address or electronic mail address set forth below:

To the Company at:

Rivian Automotive, LLC

13250 North Haggerty Road

Plymouth, MI 48170

Attn: [xxx]

To Executive at:

Ryan Green

[xxx]

All such notices and other communications shall (i) if delivered personally, by overnight courier service or certified U.S. mail to the address provided in this Section 10, be deemed given upon delivery, and (ii) if delivered by electronic mail to the electronic mail address provided in this Section 10, be deemed given when receipt of transmission has been confirmed by the sending party. Either party from time to time may change its address, electronic mail address or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

11. Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument in writing, signed by Executive and the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Sections 5, 6 or 7, the damage or imminent damage to the value and the goodwill of the Company’s business could be irreparable and extremely difficult to estimate, possibly making any remedy at law or in damages inadequate. Accordingly, Executive agrees that the Company is entitled to seek injunctive relief against Executive (without the necessity of posting a bond or other security) in the event of any breach or threatened breach of any such provisions, in addition to any other relief (including damages) available under this Agreement or under law.

13. Certain Tax Matters.

(a) Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(b) Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 13(b) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 13(b) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 13(b); provided that neither the Company, its Affiliates nor any of their respective employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year and (B) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

14. Miscellaneous.

(a) Headings. The Section headings in this Agreement are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

(b) Additional Defined Terms.

(i) “Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.

(ii) “Code” means the United States Internal Revenue Code of 1986, as amended.

(iii) “Control” means (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity share capital of a specific Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person of which it owns, directly or indirectly, a majority of the ownership or voting interests.

(iv) “Person” means any individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

(c) Entire Agreement. This Agreement and the Non-Disclosure Agreement together set forth the entire understanding between the parties to this Agreement and supersede all prior or contemporaneous agreements, arrangements and communications, whether oral or written, with respect to the subject matter of this Agreement. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the parties to this Agreement with respect to the subject matter of this Agreement.

(d) Governing Law; Service of Process. Any dispute arising out of this Agreement or Executive’s employment by the Company must be brought within one (1) year from the time that such dispute first arose. This Agreement and its enforcement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware). Any such dispute shall be brought in the State or Federal courts located within the County of Wayne, State of Michigan. Executive expressly consents to the jurisdiction of any such court and waives any objection to venue therein. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(e) JURY TRIAL WAIVER. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

(f) Severability. Subject to Section 6(f), if any of the provisions or portions thereof of this Agreement are determined to be invalid, illegal or unenforceable by a court of competent jurisdiction under any applicable statute or rule of law, the parties agree to negotiate in good faith to draft a new agreement that comports, as closely as possible, with the original intent of the parties.

(g) Survival. Sections 5, 6 and 7, and all obligations of the parties to be performed after the termination of this Agreement, shall survive and remain in effect following the termination of this Agreement.

(h) No Indemnity. With respect to any compensation or payment received by Executive pursuant to this Agreement, Executive shall be solely responsible for any taxes or penalties imposed or levied against him by reason of Section 409A of the Code, including any administrative guidance issued with respect thereto. Executive acknowledges and agrees that the Company has no obligation to hold harmless or indemnify Executive for any such taxes or penalties.

(i) Advice of Counsel and Construction. Each party hereto acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party hereto.

(j) Cooperation. During the term of Executive’s employment with the Company and at any time thereafter, Executive agrees to cooperate (i) with the Company in the litigation of any legal matter involving Executive’s employment with the Company (other than litigation brought by a party hereto against the other party hereto); and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

(k) Successors and Assigns.

(i) This Agreement is personal to Executive and shall not be assignable by Executive without the prior written consent of the Company. This Agreement, however, shall inure to the benefit of and be enforceable by Executive’s estate, heirs and legal representatives.

(ii) This Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or pursuant to a reorganization or restructuring of the Company and its Affiliates.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement, effective as of the Effective Date.

RIVIAN AUTOMOTIVE, LLC		RYAN GREEN

By:	/s/ Robert J. Scaringe	/s/ Ryan Green
Name: Robert J. Scaringe Title: Chief Executive Officer

[Employment Agreement – Signature Page]

EXHIBIT A

Non-Disclosure Agreement

[Attached.]